EXHIBIT 99.1



MARK TERRELL TO JOIN COMVERSE TECHNOLOGY BOARD OF DIRECTORS

NEW YORK, NY, July 28, 2006--Comverse Technology, Inc. (NASDAQ: CMVT) today announced that Mark C. Terrell was elected by the Board of Directors as an independent director to fill a vacant position on the company's Board. In addition, Mr. Terrell was appointed to serve on the company's Special Committee, Audit Committee and Corporate Governance and Nominating Committee.

"We are delighted to welcome Mark to our Board of Directors," said Ron Hiram, Chairman of the Board, Comverse Technology. "Mark has more than thirty years experience in audit and accounting services and his appointment will strengthen the Board's corporate governance expertise." Raz Alon, interim Chief Executive Officer and a director, also welcomed Mr. Terrell saying, "With Mark's extensive experience in accounting and corporate governance, he will be a valuable independent contributor to our Board of Directors." Mark Terrell said, "I look forward to working with management and my fellow Board members as the company moves forward with its strategic objectives."

Mr. Terrell served as the Partner in Charge and Executive Director of KPMG's Audit Committee Institute ("ACI") from 2000 to 2004, in which capacity he established the ACI mission and strategy. Mr. Terrell was a KPMG audit engagement partner from 1979 to 2000 and acted, from 1985 to 2000, as the Office Managing Partner of three KPMG offices -- El Paso, Texas; Albuquerque, New Mexico; and St. Petersburg, Florida. During Mr. Terrell's thirty-five year career in public accounting he served on a number of not-for-profit boards in each of the communities in which he practiced, and he has spoken extensively on both audit committee and broader corporate governance issues. Since his retirement from KPMG in 2004, Mr. Terrell has participated extensively as a faculty member of the National Association of Corporate Directors. Mr. Terrell received his Bachelor of Business Administration degree from the University of Texas at El Paso in 1967.

ABOUT COMVERSE TECHNOLOGY, INC.

Comverse Technology, Inc. (NASDAQ: CMVT), through its Comverse, Inc. subsidiary, is the world's leading provider of software and systems enabling network-based multimedia enhanced communication and billing services. The company's Total Communication portfolio includes value-added messaging, personalized data and content-based services, and real-time converged billing solutions. Over 450 communication and content service providers in more than 120 countries use Comverse products to generate revenues, strengthen customer loyalty and improve operational efficiency. Other Comverse Technology subsidiaries include: Verint Systems (NASDAQ: VRNT), a leading provider of analytic software-based solutions for communications interception, networked video security and business intelligence; and Ulticom (NASDAQ: ULCM), a leading provider of service enabling signaling software for wireline, wireless and Internet communications. Comverse Technology is an S&P 500 and NASDAQ-100 Index company.

For additional information, visit the Comverse website at www.comverse.com or the Comverse Technology website at www.cmvt.com.

All product and company names mentioned herein may be registered trademarks or trademarks of Comverse or the respective referenced company(s).

Note: This release contains "forward-looking statements" under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. There can be no assurances that forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could cause actual results to differ materially include: the results of the review of the Special Committee, appointed by the Board of



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Directors on March 14, 2006, of matters relating to the company's stock option grants, including, but not limited to, the accuracy of the stated dates of option grants and whether all proper corporate procedures were followed; the impact of any restatement of financial statements of the company or other actions that may be taken or required as a result of such reviews; the company's inability to file reports with the Securities and Exchange Commission; risks associated with the company's inability to meet NASDAQ requirements for continued listing, including possible delisting; risks of litigation and of governmental investigations or proceedings arising out of or related to the company's stock option grants or any restatement of the financial statements of the company; risks associated with integrating the businesses and employees of the GSS division of CSG Systems, International and Netcentrex S.A.; changes in the demand for the company's products; changes in capital spending among the company's current and prospective customers; the risks associated with the sale of large, complex, high capacity systems and with new product introductions as well as the uncertainty of customer acceptance of these new or enhanced products from either the company or its competition; risks associated with rapidly changing technology and the ability of the company to introduce new products on a timely and cost-effective basis; aggressive competition may force the company to reduce prices; a failure to compensate any decrease in the sale of the company's traditional products with a corresponding increase in sales of new products; risks associated with changes in the competitive or regulatory environment in which the company operates; risks associated with prosecuting or defending allegations or claims of infringement of intellectual property rights; risks associated with significant foreign operations and international sales and investment activities, including fluctuations in foreign currency exchange rates, interest rates, and valuations of public and private equity; the volatility of macroeconomic and industry conditions and the international marketplace; risks associated with the company's ability to retain existing personnel and recruit and retain qualified personnel; and other risks described in filings with the Securities and Exchange Commission. These risks and uncertainties, as well as others, are discussed in greater detail in the filings of the company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These documents are available through the company, or its website, www.cmvt.com, or through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

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CONTACT:   Paul D. Baker
           Comverse Technology, Inc.
           One Huntington Quadrangle
           Melville, New York 11747
           (516) 677-7226